Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 26, 2012
No. 1329

Coherent, Inc. Reports Third Fiscal Quarter Results

SANTA CLARA, CA, July 26, 2012 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its third fiscal quarter ended June 30, 2012.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2012	2012	2011	2012	2011
GAAP Results (in millions except per share data)
Bookings	$218.9	$183.1	$228.5	$603.9	$699.6
Net sales	$196.4	$193.3	$210.9	$580.4	$594.9
Net income	$17.2	$16.2	$19.0	$50.4	$61.9
Diluted EPS	$0.72	$0.67	$0.74	$2.10	$2.42

Non-GAAP Results (in millions except per share data)
Net income	$20.1	$17.4	$21.1	$57.2	$64.0
Diluted EPS	$0.83	$0.73	$0.83	$2.38	$2.50

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended June 30, 2012, Coherent announced net sales of $196.4 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $17.2 million, or $0.72 per diluted share.  These results compare to net sales of $210.9 million and net income of $19.0 million, or $0.74 per diluted share, for the third quarter of fiscal 2011.  Non-GAAP net income for the third quarter of fiscal 2012 was $20.1 million, or $0.83 per diluted share.  Non-GAAP net income for the third quarter of fiscal 2011 was $21.1 million, or $0.83 per diluted share.  For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the second quarter of fiscal 2012 were $193.3 million and net income, on a GAAP basis, was $16.2 million, or $0.67 per diluted share.  Non-GAAP net income for the second quarter of fiscal 2012 was $17.4 million, or $0.73 per diluted share.

Bookings received during the third fiscal quarter ended June 30, 2012 of $218.9 million decreased 4.2% from $228.5 million in the same fiscal quarter of the prior year and increased by 19.5% compared to bookings of $183.1 million in the immediately preceding quarter.  The book-to-bill ratio was 1.11, resulting in backlog of $369.4 million at June 30, 2012, compared to a backlog of $349.2 million at March 31, 2012 and a backlog of $368.7 million at July 2, 2011.

“There are several key takeaways from the June quarter.  Gross margins expanded modestly on a sequential basis.  We received significant orders for flat panel display (FPD) annealing laser systems from multiple end users in Japan, Korea and China.  We delivered our first Gen 8 annealing system, which sets a new high water mark for FPD production.  We also shipped our first FPD products from our new Korean facility and our expanded German site.  While these developments were largely in-line with previously communicated expectations, they do set the stage for further improvement in gross margin,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Coherent ended the quarter with cash and short term investments of $209.6 million, a decrease of $5.6 million from cash and short term investments of $215.2 million at March 31, 2012. During the quarter ended June 30, 2012, Coherent repurchased 92,700 shares of common stock at a cost of $4.3 million, which completed the authorized repurchase program.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	July 2,	June 30,	July 2,
	2012	2012	2011	2012	2011

Net sales	$196,383	$193,284	$210,882	$580,434	$594,873
Cost of sales (A) (B) (C)	116,138	115,636	120,720	342,182	333,548
Gross profit	80,245	77,648	90,162	238,252	261,325
Operating expenses:
Research & development (A) (B)	19,306	20,323	21,738	58,408	61,514
Selling, general & administrative (A) (B)	32,894	35,377	37,983	102,902	113,040
Intangibles amortization	1,723	1,611	1,851	4,970	6,203
Total operating expenses	53,923	57,311	61,572	166,280	180,757
Income from operations	26,322	20,337	28,590	71,972	80,568
Other income (expense), net(B) (C)	(1,937)	1,912	766	493	11,845
Income before income taxes	24,385	22,249	29,356	72,465	92,413
Provision for income taxes(D)(E)	7,177	6,094	10,334	22,051	30,555
Net income	$17,208	$16,155	$19,022	$50,414	$61,858

Net income per share:
Basic	$0.73	$0.69	$0.76	$2.14	$2.47
Diluted	$0.72	$0.67	$0.74	$2.10	$2.42

Shares used in computation:
Basic	23,633	23,521	25,066	23,538	25,000
Diluted	24,054	23,996	25,587	24,004	25,562

(A)       Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

	Three Months Ended			Nine Months Ended
Stock-related compensation	June 30,	Mar. 31,	July 2,	June 30,	July 2,
expense	2012	2012	2011	2012	2011
Cost of sales	$453	$441	$369	$1,263	$957
Research & development	407	431	384	1,231	1,084
Selling, general & administrative	3,266	3,288	2,686	9,814	7,482
Impact on income from operations	$4,126	$4,160	$3,439	$12,308	$9,523

For the quarters ended June 30, 2012, March 31, 2012, and July 2, 2011, the impact on net income, net of tax was $2,852 ($0.12 per diluted share), $2,895 ($0.12 per diluted share) and $2,112 ($0.08 per diluted share), respectively. For the nine months ended June 30, 2012 and July 2, 2011, the impact on net income, net of tax was $8,441 ($0.35 per diluted share) and $6,672 ($0.26 per diluted share), respectively.

(B)       Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended			Nine Months Ended
Deferred compensation	June 30,	Mar. 31,	July 2,	June 30,	July 2,
expense (benefit)	2012	2012	2011	2012	2011
Cost of sales	$(25)	$46	$13	$25	$116
Research & development	(93)	213	80	139	486
Selling, general & administrative	(611)	1,439	488	944	3,604
Impact on income from operations	$(729)	$1,698	$581	$1,108	$4,206

For the quarters ended June 30, 2012, March 31, 2012 and July 2, 2011, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $1,051, income of $1,541 and income of $216, respectively. For the nine months ended June 30, 2012 and July 2, 2011, the impact on other income (expense) net was income of $436 and income of $4,886, respectively.

(C)       The nine months ended July 2, 2011 includes $5,918 ($6,113 net of tax ($0.24 per diluted share)) gain from the dissolution of our Finland operations, of which a charge of $593 is recorded in cost of sales and a benefit of $6,511 is recorded in other income (expense), net.

(D)       The nine months ended June 30, 2012 include $1,647 ($0.07 per diluted share) release of tax reserves and related interest as a result of the closure of open tax years.

(E)       The nine months ended July 2, 2011 includes a $1,549 ($0.06 per diluted share) increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	June 30, 2012	October 1, 2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$209,604	$220,203
Accounts receivable, net	141,332	141,037
Inventories	160,095	152,385
Prepaid expenses and other assets	91,760	67,021
Total current assets	602,791	580,646
Property and equipment, net	114,898	104,504
Other assets	152,673	158,116
Total assets	$870,362	$843,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$17	$15
Accounts payable	38,287	39,841
Other current liabilities	129,764	122,549
Total current liabilities	168,068	162,405
Other long-term liabilities	53,942	62,860
Total stockholders’ equity	648,352	618,001
Total liabilities and stockholders’ equity	$870,362	$843,266

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Nine Months Ended
	June 30, 2012	March 31, 2012	July 2, 2011	June 30, 2012	July 2, 2011
GAAP net income	$17,208	$16,155	$19,022	$50,414	$61,858
Stock-related compensation expense	2,852	2,895	2,112	8,441	6,672
Gain on Finland dissolution	—	—	—	—	(6,113)
Non-recurring tax expense (release) items	—	(1,647)	—	(1,647)	1,549
Non-GAAP net income	$20,060	$17,403	$21,134	$57,208	$63,966

Non-GAAP net income per diluted share	$0.83	$0.73	$0.83	$2.38	$2.50

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to further improvement in gross margin. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions and, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, government economic policies in China and other regions of the world, the utilization of our additional facilities in Korea and Germany and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056—0980 . Telephone (408) 764-4000